EXHIBIT 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 17, 2003 by and among Motive Communications, Inc., a Delaware corporation (“Parent”), Broadjump, Inc., a Texas corporation (the “Company”), and Kenny Van Zant (“Employee”).

WHEREAS, the Company wishes to assure itself of the services of Employee following the Merger; and

WHEREAS, Employee desires to enter into an agreement to provide for his employment with the Company upon the terms provided for in this Agreement; and

WHEREAS, as the parent of the Company, Parent desires to provide certain additional incentives to Employee and to guarantee the obligations of the Company;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

Section 1. Employment Duties. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, for the period stated in this Agreement and upon the other terms and conditions herein provided. During his employment, Employee agrees to serve as the Vice President of Worldwide Services of the Company with such responsibilities and duties as the Board of Directors of Parent or the President of Parent shall from time to time specify. Such responsibilities and duties shall be performable primarily at the offices of the Company in Austin, Texas and shall be consistent with the responsibilities and duties of Employee currently, except to the extent specifically modified hereunder. Employee may be relocated or re-assigned to another location or to another Parent office only with his written consent, which shall not be unreasonably withheld. It shall not be considered unreasonable for Employee to withhold consent to relocation or re-assignment if the Founder is relocated or re-assigned to a location more than 50 miles from the location of his current office. During the term of this Agreement, Employee shall report to the Chief Executive Officer of Parent, or any of his designees who shall be executive officers of Parent.

Section 2. Term. The term of this Agreement shall be for a period commencing as of the date hereof and continuing until the third anniversary of the date hereof, unless otherwise terminated in accordance with Section 5.

Section 3. Performance. During the term of this Agreement, Employee shall devote his best efforts and business judgment to the advancement of the interests of Parent and the Company and to the discharge of the responsibilities and offices held by him. Employee shall not engage in any other business activity, whether or not pursued for pecuniary advantage, except as may be approved by the President of Parent; provided, however, that it shall not be deemed a violation of this provision for Employee to: (a) serve on the boards of directors of three for-profit companies, provided that such companies are not engaged primarily in any Restricted Activity, (b) serve on the boards of directors of non-profit organizations that will not interfere with performance of this Agreement, or (c) manage real estate investments and personal and family investments. For purposes of this Agreement, “Restricted Activity” shall mean any business, conduct or activity of designing, developing, marketing, selling, delivering, licensing, supporting, maintaining or otherwise providing, or of assisting or participating in the design, development, marketing, sale, delivery, licensing, support, maintenance or provision of, (i) software infrastructure systems designed to automate the processes associated with subscriber activation, provisioning, software/service delivery, marketing and management of broadband services, and (ii) customer support software.

Section 4. Compensation and Benefits. For all services to be rendered by Employee in any capacity during the period of his employment under this Agreement, the Company shall payor cause to be paid to Employee and shall provide or cause to be provided to him the following, subject to deduction and withholding authorized or required by law:

(a) Salary. Employee shall be entitled to a salary at a rate of $235,000.00 per year (as adjusted, the “Salary”), payable in accordance with the Company’s standard payroll practices. The Salary shall be subject to review and potential adjustment, as determined by the Company; provided, however, that the Company shall not reduce the Salary without the Employee’s written consent. “Salary” shall not include any payment or other benefit which is denominated as or is in the nature of a bonus, incentive payment, profit-sharing payment, retirement or pension accrual, insurance benefit, other fringe benefit or expense allowance, whether or not taxable to Employee as income.

(b) Bonuses. In addition to the compensation set forth in Section 4(a), Employee shall be entitled to receive bonuses and such other compensation from time to time as determined by the Company commensurate with bonuses and other compensation paid by Parent to members of its senior management.

(c) Regular Benefits. In addition to the compensation set forth in Sections 4(a) and 4(b), Employee shall be entitled, on the same basis as other members of senior management, to participate in any employee benefit plans, welfare benefit plans, retirement plans, and other fringe benefit plans of the Company; provided, however, that such right or participation in any such plans and the degree or amount thereof shall be subject to the terms of the applicable plan documents, generally applicable Parent policies and to action by the Board of Directors or any administrative or other committee provided in or contemplated by such plan, it being mutually agreed that this Agreement is not intended to impair the right of any committee or other group or person concerned with the administration of such plan to exercise in good faith the full discretion reposed in them by such plan. Employee shall be subject to the vacation and holiday policies of the Company in effect from time to time, provided that (i) such vacation and holiday policies are commensurate with the vacation and holiday policies of Parent for the members of its senior management and (ii) Employee shall be entitled to credit for service rendered to the Company through the date hereof for purposes of determining his vacation time.

(d) Stock Options. Parent shall grant Employee options to purchase shares of common stock of Parent from time to time as determined by Parent commensurate with options to purchase shares of common stock of Parent granted by Parent to members of its senior management.

(e) Expense Reimbursements. Upon receipt and approval of proper documentation establishing the amount of such expenses, during the term of this Employment Agreement, the Company shall reimburse the Employee for any reasonable business expenses incurred by him in the performance of his duties hereunder. Employee agrees to comply with any and all policies and procedures established by the Company from time to time regarding the reimbursement of business expenses.

Section 5. Termination. Notwithstanding the term of this Agreement, Employee’s employment hereunder shall terminate under the following circumstances:

(a) Death. In the event Employee dies, this Agreement shall terminate as of the end of the month during which his death occurs.

(b) Disability. If Employee, due to physical or mental illness, becomes so disabled as to be unable to perform substantially all of his duties for a continuous period of four months, either party may by notice terminate Employee’s employment effective as of the last day of the calendar month during which such notice is given. If any question arises as to whether Employee has become so disabled as to be unable to perform his duties due to physical or mental illness, Employee will submit to the Company and Parent a certification in reasonable detail of a physician (selected by Employee or his guardian to whom the Company and Parent have no reasonable objection) as to whether Employee was so disabled. In the event that the Company or Parent shall contest such certification, Employee shall be examined by a health care practitioner mutually satisfactory to Employee (or his guardian), the Company and Parent who shall determine conclusively for purposes of this Agreement whether such certification was appropriate.

(c) Termination for Cause. Employee’s employment may be terminated for Cause (as hereinafter defined), effective immediately upon written notice to Employee by the Board of Directors of the Company or the Board of Directors of Parent which shall set forth the specific nature of the reasons for termination. Only the following acts or omissions by Employee shall constitute “Cause” for termination: (i) gross misconduct (including but not limited to drunkenness, dishonesty, repeated absenteeism without good cause, or sexual, racial or age discrimination) during the course and scope of his employment with the Company which results in a material injury to the business, reputation or goodwill of the Company; (ii) the commission of any act of fraud or embezzlement against the Company or the commission of a crime involving moral turpitude which results in a material injury to the business, reputation or goodwill of the Company; (iii) any other breach or breaches of this Agreement by Employee, which breaches are (A) singularly or in the aggregate, material, (B) not cured within 30 days of written notice of such breach or breaches to Employee from the Company or Parent, it being agreed that all such other breaches are capable of being cured, and (C) materially injurious to the business, reputation or goodwill of the Company.

(d) Termination by Employee. Employee’s employment may be terminated by the Employee by written notice to the Board of Directors in the event of a material breach by the Company or Parent of any of the provisions of this Agreement, provided, however, that the Company or Parent, as the case may be, shall have been given thirty days notice and an opportunity to cure any such event of a material breach. By way of example, but not by way of limitation, imposing a material reduction in Employee’s duties, job title or responsibilities shall be considered a material breach of this Agreement. In the event of the termination of Employee’s employment pursuant to this Section 5(d), Employee shall be entitled to receive the Severance Payment (as hereinafter defined). If Employee is terminated for Cause, or if he terminates his employment for reasons other than those enumerated in this Section 5(d), he shall not be entitled to the Severance Payment, but shall be entitled to receive accrued but unpaid salary, bonus (if any) and benefits.

(e) Termination. During the term of this Agreement, the Employee’s employment may be terminated by the Company only for those reasons specified in Sections 5(a), 5(b) and 5(c). If Employee’s employment is terminated by (i) Employee pursuant to Section 5(d) or (ii) the Company for any reason other than those reasons specified in Sections 5(a), 5(b) or 5(c), Employee shall be entitled to accrued but unpaid Salary, bonus (if any) and benefits through the date of such termination, as well as:

(i) a “Severance Payment” payable in a lump sum within 30 days after the date of such termination in an amount equal to the sum of:

(A) twelve (12) months of the Salary in effect on the date of such termination; and

(B) a pro rata share of any bonus to which the Employee would have been entitled pursuant to Section 4(b) (if any) for the applicable bonus period of the Company during which such termination occurred (calculated on the basis of the total number of days in such period and the actual number of days elapsed prior to the date of termination); and

(ii) regular benefits pursuant to Section 4(c) for a period of for twelve (12) months after the date of termination.

Section 6. Confidential Information. The provisions of Parent’s standard confidentiality provisions generally applicable to employees of Parent and its Affiliates (as hereinafter defined) as of the date hereof, are hereby incorporated by reference.

Section 7. Conflicting Interest. Employee represents and warrants that the execution of this Agreement and the performance of his duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound and that he is not now subject to any covenants against competition or similar covenants which may affect the performance of his duties hereunder.

Section 8. Assignment; Successors and Assigns. No party may assign this Agreement or any interest therein by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that the Company and/or Parent may assign their respective rights under this Agreement without the consent of Employee to any of their respective Affiliates (as hereinafter defined). Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, executors, administrators, heirs, and/or permitted assigns. For purposes of this Agreement, “Affiliate” shall mean, with respect to any entity, any other entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity. For the purposes of the immediately preceding definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity or person, whether through the ownership of voting securities, by contract or otherwise.

Section 9. Severability. If any provision of this Agreement shall be declared illegal or unenforceable by a final judgment of a court of competent jurisdiction, the remainder of this Agreement, or the application of such provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

Section 10. Notices. All notices to be sent under this Agreement shall be sufficient when delivered in hand or mailed by registered or certified mail to the Company at 11400 Burnet Road, 2nd Floor, Suite 5200, Austin, TX 78758, or such other address as the Company shall designate in writing to Employee; Parent at 12515 Research Blvd., Austin, Texas 78759, or such other address as Parent shall designate in writing to Employee; or to Employee at 11400 Burnet Road, 2nd Floor, Suite 5200, Austin, TX 78758, or such other address as Employee shall designate in writing to Parent.

Section 11. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall thereby create any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

Section 12. Mediation. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be submitted to mediation before a mutually acceptable mediator prior to filing any litigation in any court having jurisdiction thereof.

Section 13. Amendment. No term or provision or the duration of this Agreement shall be altered, varied or contradicted except by a writing to that effect, executed by authorized officers of the Company and Parent and by Employee. If Employee continues in the employ of the Company after the expiration of this Agreement and without a written extension or successor agreement, the provisions of Section 6 shall survive and be deemed a condition of Employee’s continued employment under any informal employment arrangement.

Section 14. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to Employee’s employment. As of the commencement of its term, this Agreement supersedes any prior agreement or arrangement relative to Employee’s employment with the Company. No modification or waiver of any provision of this Agreement shall be made unless made in writing and signed by Employee and such other person as the Board of Directors may designate for such purpose.

Section 15. Governing Law. This Agreement shall be deemed to have been entered into under the laws of the State of Texas, without regard to conflict of law provisions that would defer to the substantive laws of another jurisdiction. The rights and obligations of the parties hereunder shall be governed and determined in accordance with such laws.

Section 16. Attorneys’ Fees. The Company will reimburse Employee for attorneys’ fees and expenses incurred by Employee in connection with the preparation, negotiation, and review of this Employment Agreement, the Non-Competition and Non-Solicitation Agreement and related documentation, up to a maximum of Ten Thousand Dollars ($10,000).

Section 17. Headings. The headings of sections or paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

Section 18. Guarantee. Parent hereby guarantees the payment of the amounts the Company or any Affiliate is obligated to make to Employee and further guarantees the Company’s and any Affiliates’ other commitments and agreements hereunder for the benefit of Employee.

Section 19. Survival. Upon termination of this Agreement, the provisions of Sections 6 and 19 shall survive indefinitely.

[Signature Page Follows]

In WITNESS WHEREOF, the parties hereto have set their hands as of the date first written above.

Parent: MOTIVE COMMUNICATIONS, INC.

By:	/s/ Scott Harmon

Name: Title:	Scott Harmon President

Company: BROADJUMP, INC.

By:	/s/ Paul Baker

Name: Title:	Paul Baker President

Employee:

/s/ Kenny Van Zant
Kenny Van Zant